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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4 )

                   Pioneer Standard Electronics, Incorporated
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                    723877106
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                                 (CUSIP Number)

                                December 31, 2000
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             (Date of Event which Requires Filing of this Statement)


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CUSIP No.  723877106                                           PAGE 2 OF 6
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 (1)   NAMES OF REPORTING PERSONS SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS

       a.   WACHOVIA CORPORATION                                56-1473727
       b.   WACHOVIA BANK, NATIONAL ASSOCIATION                 56-0927594

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 (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               a.  [    ]
       (SEE INSTRUCTIONS)                                             b.  [    ]

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 (3)   SEC USE ONLY

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 (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

       a.   WACHOVIA CORPORATION                        NORTH CAROLINA
       b.   WACHOVIA BANK, NATIONAL ASSOCIATION         UNITED STATES

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                       (5)    SOLE VOTING POWER
 NUMBER OF                    0
  SHARES               ---------------------------------------------------------
BENEFICIALLY           (6)    SHARED VOTING POWER
  OWNED BY                    4,056,202
    EACH               ---------------------------------------------------------
 REPORTING             (7)    SOLE DISPOSITIVE POWER
PERSON WITH                   0
                       ---------------------------------------------------------
                       (8)    SHARED DISPOSITIVE POWER
                              0
                       ---------------------------------------------------------
 (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,056,202
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(10)   CHECK IF AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                  [   ]
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(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       12.83%
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(12)   TYPE OF REPORTING PERSONS (SEE INSTRUCTIONS)

       a.   WACHOVIA CORPORATION                                          HC
       b.   WACHOVIA BANK, NATIONAL ASSOCIATION                           BK
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CUSIP No.  723877106                                           PAGE 3 OF 6
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ITEM 1 (a)        NAME OF ISSUER:

                  Pioneer Standard Electronics, Incorporated

ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4800 East 131st Street
                  Cleveland, OH 44105

ITEM 2 (a)        NAME OF PERSONS FILING:

                  Wachovia Corporation; and Wachovia Bank, National Association

ITEM 2 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  Wachovia Corporation
                  100 North Main Street
                  Winston-Salem, North Carolina 27104

                  Wachovia Bank, National Association
                  100 North Main Street
                  Winston-Salem, North Carolina 27104

ITEM 2 (c)        CITIZENSHIP:

                  Wachovia Corporation                        North Carolina
                  Wachovia Bank, National Association         United States

ITEM 2 (d)        TITLE OF CLASS OF SECURITIES:

                  Common

ITEM 2 (e)        CUSIP NUMBER:

                  723877106


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CUSIP No.  723877106                                                PAGE 4 OF 6
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ITEM 3  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1 (B), OR 13D-3 (B)
        CHECK WHETHER THE PERSON FILING IS A:

        (a)  [ ]  Broker or Dealer registered under Section 15 of the Act,

        (b)  [X]  Bank as defined in Section 3 (a) (6) of the Act,

        (c)  [ ]  Insurance Company as defined in Section 3 (a) (19) of the Act,

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

        (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisor Act of 1940,

        (f) [ ] Employee Benefit Plan Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund.

        (g) [X] Parent holding Company, in accordance with 240.13d-1 (b) (ii) (G), (Wachovia Corporation)

        (h)  [ ]  Group, in accordance with Rule 13d-1 (b) (1) (ii) (H)

ITEM 4  OWNERSHIP:

        The following information is as of December 31, 2000:

        (a)  Amount Beneficially Owned:
             4,056,202

        (b)  Percent of Class:
             12.83%

        (c)  Number of Shares as to which such person has:

             (i)    Sole power to vote or to direct the vote
                    0
             (ii)   Shared power to vote or to direct the vote
                    4,056,202
             (iii)  Sole power to dispose or to direct the disposition of
                    0
             (iv)   Shared power to dispose or to direct the disposition of
                    0

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              N/A

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              N/A


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CUSIP No.  723877106                                           PAGE 5 OF 6
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ITEM 7  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        Included are the following subsidiaries of Wachovia Corporation -- HC:

        Wachovia Bank, National Association -- BK
        (wholly owned subsidiary of Wachovia Corporation)

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              N/A

ITEM 9  NOTICE OF DISSOLUTION OF GROUP.

              N/A


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CUSIP No.  723877106                                           PAGE 6 OF 6
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ITEM 10  CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 12, 2001

For:     WACHOVIA CORPORATION



         By: /s/ William M. Watson, Jr.
             ---------------------------------------------
             William M. Watson, Jr.
             Senior Vice President, Counsel and Secretary



For:     WACHOVIA BANK, NATIONAL ASSOCIATION



         By: /s/ William M. Watson, Jr.
             ---------------------------------------------
             William M. Watson, Jr.
             Senior Vice President, Counsel and Secretary


              AN AGREEMENT TO FILE A JOINT STATEMENT WAS PREVIOUSLY
                       FILED AS EXHIBIT A TO AMENDMENT 3.